UNAUDITED
CROMPTON & KNOWLES CORPORATION AND SUBSIDIARIES
Consolidated Statements of Earnings
Quarters and nine months ended September 24, 1994 and September 25, 1993 (In thousands, except per share data)

                                Quarters ended         Nine months ended
                               Sept 24,    Sept 25,    Sept 24,    Sept 25,
                                 1994        1993        1994        1993


Net sales                     $ 142,821   $ 134,031   $ 430,867   $ 415,451


Cost of products sold            98,796      91,248     293,206     281,134

Selling, general and administra  24,233      20,779      66,399      61,872

Depreciation and amortization     3,596       3,132       9,995       9,453

Interest                            578         255         962         966

Other income                       (424)       (246)     (1,059)     (1,122)

  Total costs and expenses      126,779     115,168     369,503     352,303


Earnings before income taxes     16,042      18,863      61,364      63,148

Income taxes                      5,818       7,357      22,275      23,694


Net earnings                  $  10,224   $  11,506   $  39,089   $  39,454


Net earnings per common share $    0.20   $    0.22   $    0.76   $    0.76


Dividends per common share    $     .12   $     .10   $    0.34   $    0.28


Average shares outstanding       51,059      52,200      51,708      52,236










See accompanying notes to the consolidated financial statements.
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